Exhibit (m)(22)

AGENCY AGREEMENT

THIS AGREEMENT is made effective the 1st day of October, 2014, by and among T. Rowe Price Retirement Plan Services, Inc. (the “Recordkeeper”), T. Rowe Price Investment Services, Inc. (the “Broker-Dealer”), and GMO Series Trust (collectively, the “Fund Company).

WITNESSETH:

WHEREAS, the Recordkeeper provides participant accounting, recordkeeping, transfer agency and other administrative services to certain employee benefit plans (collectively, the “Plans,” or individually, a “Plan”); and

WHEREAS, the Fund Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers shares in several series, each of which offers a class of shares available for investment by the Plans; and

WHEREAS, the parties desire to facilitate the availability of the series of the Fund Company listed on Exhibit A (collectively, the “Funds”, or individually, a “Fund”) to the Plans; and

WHEREAS, the Recordkeeper is registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Broker-Dealer is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, it is contemplated that an investment adviser, trustee, sponsor or administrative committee of a Plan (“Plan Representative”) will: (i) include one or more of the Funds as investment options under the Plans, and (ii) offer to Plan participants or beneficiaries (collectively, the “Plan Participants”) the opportunity to invest their assets in shares of the Funds; and

WHEREAS, it is intended that the Fund Company will establish one or more omnibus accounts in each Fund on its mutual fund shareholder accounting system to be maintained by the Recordkeeper as the nominee of the Plans, reflecting the aggregate ownership by each Plan and its Plan Participants of shares of each Fund and all shareholder transactions by each such Plan and its Plan Participants involving such shares (collectively, the “Accounts” or individually, the “Account”); and

WHEREAS, it is intended that the Recordkeeper will establish individual accounts on its recordkeeping system reflecting all transactions by or on behalf of Plan Participants under each Plan that result in purchases or redemptions by the Plan Representatives or Plan Participants of shares of the Funds; and

WHEREAS, it is intended that the Recordkeeper will function as an agent of the Funds, and the Recordkeeper desires to accept such appointment, solely for the limited purposes of: (i) receiving instructions from the Plan Representatives and/or Plan Participants for purchases and redemptions of shares of the Funds (“Instructions”) resulting from transactions by or on behalf of the Plan Participants; (ii) recording such purchases and redemptions; (iii) making and maintaining the Funds’ shareholder records concerning the Plan Participants (which are recorded on the Recordkeeper’s recordkeeping system); and (iv) providing certain other services as described herein (collectively, the “Plan Services”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

Section 1.     Appointment as Agent. The Recordkeeper is hereby appointed as an agent of Fund Company on behalf of the Funds solely for the limited purpose of receiving Instructions, in accordance with the Procedures (as defined in Section 2 hereof and set forth in Exhibit B), for the purchase and redemption by the Plans of shares of the Funds and making and maintaining the .records of the Fund relating to such purchases and redemptions of the Plan Participants. Such purchases and redemptions shall be based on Plan Participant-level transactions made by or on behalf of Plan Representatives and/or Plan Participants, which transactions shall be recorded on the Recordkeeper’s recordkeeping system. Such records will be deemed to be and are part of the Fund’s master securityholder files, as defined in Rule 17Ad-9(b) under the Exchange Act.

The Recordkeeper shall maintain records on behalf of the Funds for each Plan and its Plan Participants reflecting all shares of the Funds purchased and redeemed by the Plan Representatives and/or Plan Participants based on Plan Participant-level transactions (including the date and price for all transactions and share balances) and all reinvestment by the Plans of dividends and capital gains distributions paid by the Funds. The Recordkeeper (pursuant to the information and data received from Fund Company in accordance with the Procedures set forth in Exhibit B) shall reconcile on each Business Day, as defined herein: (i) all transactions by each Plan involving shares of the Funds (including purchases, redemptions and re-investments of dividends and capital gains distributions) with the corresponding Plan Participant-level transactions on the Recordkeeper’s recordkeeping system; and (ii) the aggregate position of all Plan Participants on the Recordkeeper’s recordkeeping system with the balance in the Account for that Business Day.

Section 2.     Procedures.     The operating procedures governing the parties’ responsibilities under this Agreement with respect to: (i) Instructions for the purchase and redemption of shares of the Funds; and (ii) net asset value per share (“NAV”) communication are set forth in Exhibit B (the “Procedures”), which is attached hereto and is specifically made a part of this Agreement. (All terms defined herein or in Exhibit B shall have the same meaning when used herein or in Exhibit B.) In all material respects, the Procedures shall be consistent with the requirements of the 1940 Act and the Exchange Act, and with any other applicable federal or state laws and regulations.

Section 3.     Representations and Warranties.

(a)	The Recordkeeper represents and warrants that:

(i)     it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Recordkeeper enforceable in accordance with its terms;

(ii)     it is registered and in good standing as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act;

(iii)     it is duly qualified and duly authorized by each Plan to act on behalf of the Plan as contemplated by this Agreement;

(iv)     the arrangements provided for in this Agreement will be disclosed to each Plan through the Recordkeeper’s representatives;

(v)     it shall promptly notify the Fund Company in the event that it is, for any reason, unable to perform any of its obligations under this Agreement; and

(vi)     it shall monitor and block any transaction by a Plan Participant that effects an exchange/purchase within 30 calendar days of another redemption/exchange transaction in the Fund by the same Plan Participant and, at the request of Fund Company, Recordkeeper will cooperate with Fund Company to provide additional trading information necessary for Fund Company to identify violations of policies adopted by Fund Company with respect to market timing and frequent trading.

(b)	The Fund Company represents and warrants that:

(i)     it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Fund Company, enforceable in accordance with its terms;

(ii)     the Registration Statement, Prospectus and Statement of Additional Information (“SAI”) of the Fund comply, in all material respects, with all applicable federal and state securities laws;

(iii)     each Fund is a series of an investment company registered under the 1940 Act; and

(iv)     it shall promptly notify the Recordkeeper and the other parties hereto in the event that the Fund Company is, for any reason, unable to perform any of its obligations under this Agreement.

Section 4.     Instructions.

(a)     All Instructions received from Plan Representatives and/or Plan Participants and transmitted by the Recordkeeper to Fund Company on any Business Day will be based only upon Instructions that the Recordkeeper has received from an authorized person under each Plan prior to the close of regular trading on the NYSE, generally 4:00 p.m. Eastern time (“Close of Trading”). Such receipt of Instructions by the Recordkeeper shall be deemed received by the Fund Company for Share Price purposes only.

(b)     The Fund Company is obligated hereunder to accept Instructions only from the Recordkeeper or its representatives with respect to the Plan and Plan Representatives and the Accounts and may refuse to comply with Instructions, directions or communications from anyone else concerning the Plans and the Accounts, except as otherwise expressly provided in this Agreement.

Section 5.     Additional Covenants.

(a)	The Recordkeeper covenants that:

(i)     it shall comply with all applicable federal and state securities, insurance, Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and tax laws, rules and regulations applicable to its activities contemplated by this Agreement;

(ii)     it shall not, without the written consent of the Funds, make representations concerning the shares of the Funds, except those contained in the then current Prospectus or SAI and in the then current printed sales literature approved by the Funds or its representative;

(iii)     the Plan Participant-level securityholder records to be made and maintained by the Recordkeeper will be made, maintained and made available in accordance with the requirements applicable to transfer agents under Section 17A and Rule 17Ad-7(g) under the Exchange Act and to registered investment companies under Section 31 of the 1940 Act;

(iv)     each Plan Participant-level transaction that contributes to, is a part of, or is included in an Instruction communicated by the Recordkeeper to the Fund Company will have been received by the Recordkeeper before the Close of Trading on the Business Day immediately preceding the Business Day on which such Instruction is communicated to the Fund Company. For clarity, please note that Fund Company is unable to accept trades after Trade Date + 1;

(v)     it shall promptly verify all monthly Account statements provided to it by the Fund Company and all daily Account statements and trade information made available to it;

(vi)     it will not be a “fiduciary,” as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), of each Plan with respect to the provision of services pursuant to this Agreement or with respect to each Plans’ purchase of the shares of the Funds;

(vii)     the receipt of fees by Recordkeeper or Broker-Dealer as provided for in Section 10 of this Agreement will not constitute a non-exempt “prohibited transaction” as such term as defined in Section 406 of ERISA and Section 4975 of the Code;

(viii)     it is not providing investment advisory services under this Agreement; and

(ix)     as a registered SEC transfer agent and retirement plan recordkeeping service provider, it is not required to implement an Anti-Money Laundering (AML) program under the USA PATRIOT Act of 2001, but does comply with all applicable provisions of the Patriot Act, as well as Office of Foreign Asset Control requirements, and the rules, regulations and regulatory guidance of the SEC applicable thereto.

(b)	The Fund Company covenants that:

(i)     it shall comply with all federal and state securities, insurance, ERISA and tax laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement;

(ii)     it or its representative shall establish the Accounts on its or its representative’s mutual fund shareholder accounting system, as contemplated by this Agreement, and maintain the Accounts in accordance with all applicable federal and state securities laws, and such Accounts shall be in the name of the Recordkeeper or such other party as may be designated by the Plan as the sole shareholder of record of shares of the Funds owned by the Plans (“Record Owner”); and

(iii)     in the event that a Fund, which is then included as an investment option within a Plan, becomes closed to new investors, it will use best efforts to not restrict or otherwise preclude the purchase of shares of such Fund by Plan Participants of such Plans that then hold shares of such Fund.

Section 6.     Payment for Instructions.

(a)     Payment for Net Purchases. Payment for net purchases of shares in the Funds will be wired by the Recordkeeper for the Plans to a custodial account designated by the Fund Company, in accordance with the Procedures described in Exhibit B.

(b)     Payment for Net Redemptions. Payment for net redemptions of shares in the Funds will be wired by the Fund Company to an account designated by the Recordkeeper, in accordance with the Procedures described in Exhibit B.

Section 7.     Fund Communications. The Fund Company or its designated representative shall supply the Recordkeeper with the following materials and information with respect to the Funds, which the Recordkeeper shall furnish or make available, where appropriate and as required by applicable law, to Plan Representatives and Plan Participants.

(a)     Fund Prospectuses, Annual Reports and Proxy Materials. The Fund Company shall provide to Recordkeeper current prospectuses, SAIs, shareholder reports, proxy statements and related materials (including any required wait-listing or stickering) for the Funds when available and, upon request of the Recordkeeper, the Fund Company shall promptly supply the Recordkeeper with a reasonably sufficient quantity of current prospectuses, SAIs, shareholder reports, and proxy statements and related materials for the Funds. The Recordkeeper shall be responsible for the timely delivery of all prospectuses, SAIs, shareholder reports, and proxy statements and related materials to Plan Participants to the extent necessary to satisfy the Section 30 of the 1940 Act, Section 14 of the Exchange Act, or other applicable law, or as specifically required under each Plan or reasonably requested by the named fiduciaries of each Plan.

The cost of preparing, printing and shipping prospectuses, SAIs, proxy materials, shareholder reports and other materials of the Funds to the Recordkeeper shall be paid by the Fund Company or its designated representative.

The cost of preparing and distributing confirmations, account statements or other materials that may be prepared by the Recordkeeper as part of the Plan Services to each Plan and/or its Plan Participants shall be paid by the Recordkeeper.’ The cost of distributing prospectuses, SAIs, shareholder reports, proxy statements and related materials to underlying shareholders shall be paid by the Funds.

(b)     Fund Review of Participant Communications Materials. It is understood by the parties that based on each Fund’s current prospectus and the information supplied by the Fund, the Recordkeeper may prepare communications or disclosure material for Plan Participants which describe the Funds or Funds in the same format as that used for the other investment options offered under the Plans. Upon request by the Fund, the Recordkeeper shall supply the Fund, or its designated representative, with copies of such materials concerning the Fund or Funds within a reasonable time period in advance of their intended distribution to the Plan Participants and the Fund or its designated representative shall review and approve the use of such materials within five Business Days of receipt unless otherwise communicated to Recordkeeper. The Recordkeeper agrees not to use ‘ such materials until such materials have been, to the extent applicable, submitted to FINRA.

(c)     Performance Information. The Fund Company shall provide to the Recordkeeper timely investment performance information for the Fund.

(d)     ERISA Reporting and Disclosure Information. Upon the request of the Recordkeeper, the Fund Company shall supply the Recordkeeper, as soon as practicable, with any information, materials and data relating to the Plan’s interest in the Fund that the Recordkeeper is required to furnish Plan Representatives pursuant to Section 408(b)(2) of ERISA (29 CFR 2550.408b-2), including information that is required for the Plan Representatives and Plans to comply with the disclosure obligations described in 29 CFR 2550.404a-5 and the reporting and disclosure requirements of Title I of ERISA and the regulations, forms and schedules issued thereunder.

(e)     Other Information Sources. It is understood by the parties that representatives of the Recordkeeper will discuss with Plan Participants the investment objectives and policies of the Funds, solely as set forth in the current Fund’s prospectus, and the recent investment performance of the Funds based solely on the information supplied to the Recordkeeper by the Fund or from such independent third-party sources as agreed upon in writing.

(f)     Other Fund Information. The Fund Company shall provide the Recordkeeper reasonable notice of Fund name changes, Fund CUSIP changes, and Fund closures (completely or to new investors).

The Fund Company agrees to supply the Recordkeeper with any material information which it may have that could have a materially adverse impact on the performance of the Funds in the same manner and time frame in which such information is made available to the Funds’ shareholders.

Section 8.     Proprietary Rights. Neither the Recordkeeper, nor its affiliates, employees, or agents shall, without prior written consent of the Fund Company, use the name or trademark of the Fund Company or the Funds, except those contained in the then current Prospectus and the then current printed sales literature for the Funds. Upon termination of this Agreement for any reason, the Recordkeeper shall immediately cease all use of any name or trademark of the Fund Company or the Funds.

Section 9.     The Recordkeeper’s Services. The Recordkeeper agrees to provide all Plan Services, including but not limited to those specified below, provided, however, that, to the extent any of the Plan Services are required by law to be provided by a registered broker-dealer, such services will be provided by the Broker-Dealer. Neither the Fund Company nor any of its representatives shall be required to provide Plan Services for the benefit of the Plans or their Plan Participants, nor shall they be required to maintain separate accounts or records for Plan Participants. The Recordkeeper shall maintain and preserve all records as required by applicable federal and state law as well as all records required by its agreements with the Plan Representatives to be maintained and preserved in connection with providing the Plan Services, and shall otherwise comply with all applicable laws, rules and regulations applicable to the provision of the Plan Services and to it acting as Recordkeeper of the Fund. The Recordkeeper shall:

(a)     maintain separate records for each Plan Participant under the Plans, which records shall reflect the shares purchased and redeemed (including the date and Share Price for all transactions), and the share balances of such Plan Participants;

(b)     disburse or credit to the Plan Accounts, and maintain records of all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds;

(c)     as required by law or any Plan, prepare and transmit to the Plan Representatives periodic statements showing, among other things, the total number of shares owned by the Accounts as of the statement closing date, purchases, holdings, and redemptions of shares by the Plan Representatives and/or Plan Participants during the period covered by the statement, the Share Price of the Funds as of the statement date, the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in shares), and such other information as may be required, from time to time, by the Plans and/or Plan Representatives;

(d)     transmit net purchase and redemption Instructions on behalf of the Plan Representatives and/or Plan Participants to the Fund Company, in accordance with the Procedures described in this Agreement and Exhibit B;

(e)     to the extent that the Fund has provided Recordkeeper with notice of updates to the Fund’s prospectus, SAI, proxy material, shareholder fund reports and other related materials pursuant to Section 7, Recordkeeper will distribute to each Plan and/or the Plan Participants, as appropriate, copies of the Fund’s prospectus, SAI, proxy material, shareholder fund reports and other materials that the Fund is required by law or otherwise to provide to its current or prospective shareholders;

(f)     respond to inquiries of Plan Participants regarding, among other things, NAVs, account balances, dividend options, dividend amounts, and dividend payment dates;

(g)     maintain all Account balance information for each Plan;

(h)     provide Plan Representatives access for allowing Plan Participants to purchase interest in the Fund(s); and

(i)     provide information as may be reasonably requested by the Fund Company in order for the Fund Company to make relevant regulatory filings.

Section 10.     The Recordkeeper Fees. The Recordkeeper and/or the Broker-Dealer shall not receive any compensation for the Plan Services to be provided by the Recordkeeper and/or the Broker-Dealer under this Agreement.

Section 11.     Cross-Indemnification of Parties.

(a)     The Fund Company and any of its representatives shall not be held responsible and the Recordkeeper shall indemnify and hold the Fund Company, its representatives and respective officers, directors, employees, agents, and persons, if any, who controls it within the meaning of the 1940 Act and Securities

Act of 1933, as amended, harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Recordkeeper’s or the Broker-Dealer’s negligence, reckless disregard, willful misconduct or lack of good faith in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the Recordkeeper or the Broker-Dealer of any material provision of this Agreement; (iii) any material breach by the Recordkeeper or the Broker-Dealer of any representation, warranty, or covenant made in this Agreement; or (iv) any delegation of duties or responsibilities to a delegate transfer agent as permitted in this Agreement.

(b)     The Recordkeeper, the Broker-Dealer, and any of their affiliates shall not be held responsible and the Fund Company shall indemnify and hold the Recordkeeper, the Broker-Dealer, their affiliates and their officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Fund Company’s negligence, reckless disregard, willful misconduct or lack of good faith in carrying out their respective duties and responsibilities under this Agreement; (ii) the Fund Company’s breach of any material provision of this Agreement; (iii) the Fund Company’s material breach of any representation, warranty or covenant made in this Agreement; or (iv) any untrue statements or alleged untrue statements of any material fact contained in the prospectus, SAI, shareholder reports, proxy statements and related materials and performance information provided to Recordkeeper or the Broker-Dealer pursuant to Section 7 of this Agreement or contained in the sales literature or other promotional material for the Funds (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)     In providing Plan Services pursuant to this Agreement, each party shall comply with federal state and securities laws and regulations applicable to it and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its respective officers, directors, employees or agents (including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability or reasonable costs incurred in enforcing this right of indemnification) arising from non-compliance by such party with any such laws or regulations.

(d)     In providing the indemnifications set forth herein, each party agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

Section 12.     Force Majeure. In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damage, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from the party’s failure to have in place appropriate and reasonable disaster recovery plans designated to enable that party to perform it obligations and duties under this Agreement.

Section 13.     Confidentiality. Subject to the Fund Company’s ownership of certain records as set forth in Section 1 of this Agreement, all information, books, records, and data supplied by one party to another party in connection with the negotiation or carrying out of this Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other party except as may be required by law or this Agreement and except as the other party also received such information, books, records or data from some other source not a party to this Agreement.

Section 14.     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without reference to choice of law principles.

Section 15.     Notices. Every notice required by this Agreement shall be deemed given when sent in accordance with the Procedures or, as to any matter not addressed by the Procedures, a notice shall be deemed given upon receipt of such notice. The names and addresses of the persons to whom notices should be sent are set forth in Exhibit C.

Section 16.     Assignment. No party shall assign any of its rights, powers or duties under this Agreement without the other parties’ prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 17.     Amendment or Termination of Agreement. The parties to this Agreement may agree in writing to amend this Agreement at any time in whole or in part. This Agreement shall terminate at the option of any party upon thirty (30) days advance written notice to the other parties. This Agreement shall also terminate upon written notice to the other parties that one or more of the parties to this Agreement is in material breach of this Agreement, unless the party or parties in material breach of this Agreement cures such breach to the reasonable satisfaction of the party or parties alleging the breach within thirty (30) days after written notice. In addition, any party may terminate this Agreement upon written notice to the other party of (i) the lapse or cessation of the full force and effect of the authorizations, licenses, qualifications or registrations required to be maintained by any of the parties to this Agreement in connection with the performance of their respective duties hereunder, or (ii) any action to be taken or service to be provided hereunder that becomes unlawful due to changes in the laws or for other reasons.

After the date of termination of this agreement (the “Termination Date”), the fees described in Section 10 above will continue to be due with respect to any shares of the Funds that were purchased by Plan Participants on or prior to the Termination Date or that are purchased after the Termination Date for Accounts established prior to the Termination Date for so long as such shares are held through the Recordkeeper’s omnibus Account and the Recordkeeper continues to provide the Plan Services in accordance with the terms of this Agreement.

Section 18.     Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

Section 19.     Records. The parties hereto agree to cooperate in good faith in providing records to one another pursuant to this Agreement.

(a)     Upon the request of the other parties to this Agreement, the Recordkeeper shall provide copies of all the historical records relating to transactions between • the Funds and the Plans, written communications regarding the Funds to or from the Plans and other materials, in each case (i) as are maintained by the Recordkeeper in the ordinary course of its business and (ii) as may reasonably be requested to enable the other parties to this Agreement, or their representatives, including without limitation its auditors or legal counsel, to (1) monitor and review the Plan Services, (2) comply with any request of a governmental body or self-regulatory organization of the Plans, (3) verify compliance’ by the Recordkeeper with the terms of this Agreement, (4) make required regulatory reports, or (5) as required by Section 17Ad(7)(g) of the Exchange Act. The Recordkeeper agrees that it will permit other parties to this Agreement or such representatives of them to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Plan Services.

(b)     Upon the request of the Recordkeeper, the Funds shall provide copies of all the historical records relating to transactions between the Funds and the Accounts, written communications regarding the funds to or from the Accounts and other materials, in each case (i) as are maintained by the other parties to this Agreement, as the case may be, in the ordinary course of their business and in compliance with applicable law, and (ii) as may reasonably be requested to enable the Recordkeeper or its representatives, including without limitation its auditors or legal counsel, to (1) comply with any request of a governmental body or self- regulatory organization of the Plans, (2) verify compliance by the other parties to this Agreement with the terns of this Agreement, or (3) make required regulatory reports.

Section 20.     Relationship of Parties: No Joint Venture, Etc. Except for the limited purposes provided in Sections 1, 3 and 7, it is understood and agreed that all Plan Services performed hereunder by the Recordkeeper shall be as an independent contractor and not as an employee or agent of the Fund Company, and neither party shall hold itself out as an agent of the other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties hereto nor give any rights to or create any contractual obligations to any non-parties to this Agreement, including any Plans, Plan Representatives and/or Plan Participants.

Additionally, the parties hereto agree that the services provided by Recordkeeper are not in the capacity of a sub-transfer agent for the Fund Company or for the Fund as that term is defined pursuant to Rule 17A et. seq. of the Exchange Act. The Fund and the Fund Company will not list Recordkeeper as a sub-transfer agent on any required filings made by the Fund Company or in any Fund prospectus. Recordkeeper shall not be responsible for filing any reports with respect to information that pertains to the Fund.

Section 21.     Operations of Funds. In no way shall the provisions of this Agreement limit the authority of the Funds from taking such action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of shares of the Funds. In no way shall the provisions of this Agreement limit the authority of the Recordkeeper to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of Plan Services or the shares of mutual funds other than the Funds offered to the Plans.

Section 22.     Survival. The provisions of Section 10, Section 11, Section 13, and Section 17 of this Agreement shall survive termination of this Agreement.

Section 23.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be deemed one and the same document.

Section 24.     Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 25.     Entire Agreement. This Agency Agreement, including any Exhibits hereto, constitutes the entire agreement by and among the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.

GMO SERIES TRUST

By:	/s/ Jason Harrison
Title:	Clerk

T. ROWE PRICE RETIREMENT PLAN SERVICES, INC.

By:	/s/ Bryan W. Venable
Title:	Vice President

T. ROWE PRICE INVESTMENT SERVICES, INC.

By:	/s/ Bryan W. Venable
Title:	Vice President

GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

EXHIBIT A

FUNDS

Each of the following series of Fund Company is a “Fund” for purposes of the Agreement:

FUND	Share Class	CUSIP #
GMO Benchmark Free Allocation Series Fund R4	R4	380131417
GMO Benchmark Free Allocation Series Fund R5	R5	380131391
GMO Benchmark Free Allocation Series Fund R6	R6	380131383
GMO Core Plus Bond Series Fund R4	R4	380131649
GMO Core Plus Bond Series Fund R5	R5	380131631
GMO Core Plus Bond Series Fund R6	R6	380131623
GMO Emerging Countries Series Fund R4	R4	380131672
GMO Emerging Countries Series Fund R5	R5	380131664
GMO Emerging Countries Series Fund R6	R6	380131656
GMO Foreign Fund Series Fund R4	R4	380131714
GMO Foreign Fund Series Fund R5	R5	380131698
GMO Foreign Fund Series Fund R6	R6	380131680
GMO Global Asset Allocation Series Fund R4	R4	380131441
GMO Global Asset Allocation Series Fund R5	R5	380131433
GMO Global Asset Allocation Series Fund R6	R6	380131425
GMO Global Equity Allocation Series Fund R4	R4	380131474
GMO Global Equity Allocation Series Fund R5	R5	380131466
GMO Global Equity Allocation Series Fund R6	R6	380131458
GMO International Bond Series Fund R4	R4	380131615
GMO International Bond Series Fund R5	R5	380131599
GMO International Bond Series Fund R6	R6	380131581
GMO International Equity Allocation Series Fund R4	R4	380131516
GMO International Equity Allocation Series Fund R5	R5	380131490
GMO International Equity Allocation Series Fund R6	R6	380131482
GMO International Developed Equity Allocation Series Fund R4	R4	380131375
GMO International Developed Equity Allocation Series Fund R5	R5	380131367
GMO International Developed Equity Allocation Series Fund R6	R6	380131359
GMO Quality Series Fund R4	R4	380131409
GMO Quality Series Fund R5	R5	380131508
GMO Quality Series Fund R6	R6	380131607
GMO U.S. Core Equity Series Fund R4	R4	380131102
GMO U.S. Core Equity Series Fund R5	R5	380131201
GMO U.S. Core Equity Series Fund R6	R6	380131300

EXHIBIT B

PROCEDURES

(a)     Recordkeeper and Fund Company each represent that it is a member of the National Securities Clearing Corporation (“NSCC”) and each agrees that the terms and conditions of NSCC membership shall be incorporated herein. Each party shall act according to its duties as an NSCC member and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund shares.

(b)     On each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”), the Recordkeeper may receive Instructions from the Plan and/or Plan Representatives for each Plan for the purchase or redemption of shares of the Funds based solely upon each Plan’s receipt of Instructions from Plan Representatives and/or Plan Participants prior to the Close of Trading on the Business Day. Instructions in good order received by the Recordkeeper prior to 4:00 p.m. Eastern time (“ET”) on any given Business Day, or earlier if the Exchange closed earlier than 4:00 p.m. ET on any given Business Day the (“Trade Date”) and transmitted to the NSCC no later than 6:00 a.m. ET on the Business Day following the Trade Date (“TD+1”), will be executed by the Fund Company at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

(i)     It is understood by the parties that all Instructions from the Plan Representatives and/or Plan Participants shall be received and processed by the Recordkeeper in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans. Recordkeeper shall maintain records sufficient to identify the date and time of receipt of all Plan Representative and/or Plan Participant transactions involving the Funds and shall make such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities. Under no circumstances shall the Recordkeeper change, alter or modify any Instructions received by it in good order.

(ii)     Each transmission of Instructions by the Recordkeeper of a net purchase or redemption instruction relating to a particular Fund and a Business Day shall constitute a representation and covenant by the Recordkeeper that such net purchase or redemption Instruction was based on Plan Representative and/or Plan Participants transactions received by the Recordkeeper prior to the Close of Trading (and prior to the time the Share Price for each Fund was determined on such Business Day) and that each net purchase or redemption Instruction included all such Plan Representative and/or Plan Participant transactions so received by the Recordkeeper. All Instructions will be communicated in U.S. dollars. Recordkeeper to make reasonable effort to provide 24-hour advance notice to GMO of any instruction that exceeds $lmm.

(iii)     In the event that NSCC systems are not functioning on a given Business Day, Recordkeeper will transmit the net purchase or redemption Instructions to the Fund Company via facsimile transmission no later than 9:00 a.m. ET on TD+1. Following the completion of the transmission of any Instructions by the Recordkeeper to the Fund Company pursuant to this section (b)(iii), the Fund Company will verify via a method acceptable to both parties that the Instruction was received.

(c)     By no later than 7:00 p.m. ET on each Business Day (“Price Communication Time”), the Fund Company will use its best efforts to communicate to the Recordkeeper via a mutually agreed upon electronic trading platform and pricing, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest factor (mil rate), determined at the Close of Trading on that Business Day. It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission, receipt by the Recordkeeper of any Instructions from the Plan Representatives and/or Plan Participants in a timely manner shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales for the Plans to be deemed to occur at the Share Price for such Business Day.

(d)     Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures. In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, Recordkeeper shall wire payment, or arrange for payment to be wired by Recordkeeper’s designated bank, in immediately available funds, to a Fund custodial account or accounts designated by Fund Company; and (2) for net redemption Instructions, Fund Company shall wire payment or arrange for payment to be wired, in immediately available funds, to an account designated by Recordkeeper. Such wires must be received no later than the close of the Federal Bank on the Business Day such Instructions are received by Fund Company in accordance with paragraph (b) above.

(e)     Nothing herein shall prevent a Fund from delaying or suspending the right of redemption in accordance with the provisions of the Investment Company Act of 1940, as amended, and the rules thereunder.

(f)     Recordkeeper shall be solely responsible for the accuracy of any Instruction transmitted to Fund Company via NSCC systems or otherwise and the transmission of such Instruction shall constitute Recordkeeper’s representation to Fund Company that the Instruction is accurate, complete and duly authorized by the Plan Participants whose Fund shares are the subject of the Instruction. Recordkeeper shall assume responsibility for any loss to Fund Company or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and Recordkeeper will immediately pay such loss to Fund Company or such Fund upon notification. Recordkeeper agrees to indemnify and hold Fund Company harmless with respect to any such losses including losses resulting from Instructions involving investments in incorrect Funds. Fund Company shall indemnify and hold Recordkeeper harmless from the effective date of this Agreement against any amount Recordkeeper is required to pay to Plans due to (1) the Fund’s incorrect calculation of the daily net asset value, dividend rate, or capital gains distribution rate; or, (2) incorrect reporting of the daily net asset value, dividend rate, or capital gain distribution rate. Any gain to Recordkeeper, or the Plans, attributable to the incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Fund. Recordkeeper agrees to make a reasonable effort to recover from the Plans or Plan participants any material losses incurred by Fund Company or the Fund as a result of the foregoing. Recordkeeper will submit an invoice to Fund Company for any losses incurred by Recordkeeper or the Plans as a result of the forgoing, which shall be payable by Fund Company within sixty (60) days of receipt.

(g)     Each party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions or delay or unavailability of, the means of transmittal of any such information as promptly as possible. For purposes of the preceding sentence, notification of Recordkeeper can be made by email to nightlvprices@,troweprice.com. In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares, such adjustments shall be handled in accordance with Fund Company’s then current net asset value correction policy and procedures. Recordkeeper agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with Recordkeeper’s responsibilities under this Agreement.

(h)     The Fund Company will provide to the Recordkeeper fund distribution rates to RPS Dividends@troweprice.com and nightlvprices@troweprice.com on ex-date.

EXHIBIT C

NOTICES

Notices required by this Agreement should be sent as follows:

If to the Recordkeeper or Broker-Dealer:

RPS Product Development & Management

T. Rowe Price Retirement Plan Services, Inc.

4515 Painters Mill Road

Owings Mills, MD 21117-4903

Phone: 410-345-7239

Fax: 410-345-3988

Outside_Fund_Requests@troweprice.com

With copy to:	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202 Attention: Bryan W. Venable, Esq.

If to the Fund Company:	Attn: President GMO Series Trust 40 Rowes Wharf Boston, MA 02110 With a copy to: Attn: Mark Bykowski GMO Series Trust 40 Rowes Wharf Boston, MA 02110 Phone: 617-330-7500 Fax: 617-261-0134

EXHIBIT D

SHAREHOLDER INFORMATION AGREEMENT

SHAREHOLDER INFORMATION AGREEMENT

This AGREEMENT is made as of October 1, 2014 by and between T. Rowe Price Retirement Plan Services, Inc. (“Intermediary”) and (name of outside fund) (“Fund(s)”).

WHEREAS, Intermediary is a “financial intermediary” with respect to the Funds as that term is defined in Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”); and WHEREAS, pursuant to Rule 22c-2, the Funds are required to enter into a written agreement with Intermediary under which the Intermediary agrees to (i) provide, at the Fund’s request, certain identity and transaction information with respect to Shareholders who hold their Shares through an account with the Intermediary, and (ii) execute instructions from the Fund to restrict or prohibit future purchases or exchanges from Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree and declare as follows:

1.	Shareholder Information

a.

Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholders of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder or account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by the Intermediary during the period covered by the request.

b.	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.

c.

Form and Timing of Response. Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information in Section 1(a), but in no event later than five (5) business days after the receipt of the request. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Reporting Format.

d.	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

2.

Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

a.

Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.

Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of instructions by the Intermediary.

c.

Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

d.	Frequent Trading Policies. Upon request, the Fund agrees to supply Intermediary with a written explanation of policies adopted by the Fund with regards to frequent trading.

3.

Costs. The Funds agree to reimburse the Intermediary for reasonable costs associated with complying with extraordinary requests. For requests for shareholder information, an extraordinary request will constitute: (i) any request for shareholder information greater than 90 days from the date of the request or any request where shareholder information is requested more than once in a ninety (90) day period, except for good cause, (ii) any request where the shareholder information is requested for a specific time frame within five (5) business days of the issuance of the request, and (iii) any request for delivery of information in a format not consistent with the NSCC Standardized Reporting Format. For requests regarding the restriction of shareholder transactions, an extraordinary request will constitute: (i) any request for a same day restriction, (ii) with the exception of electronic mail, any request for electronic confirmation of a restriction, and (iii) confirmation of the removal of a restriction.

4.	Definitions. For purposes of this Agreement:

a.	The term “Fund” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940.

b.

The terms “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

c.	The term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

d.	The term “written” includes electronic writings and facsimile transmissions.

e.	The term “purchase” does not include the automatic reinvestment of dividends.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

T. ROWE PRICE RETIREMENT PLAN SERVICES, INC.

/s/ Bryan W. Venable

By:   Bryan W. Venable

Title: Vice President

GMO SERIES TRUST

/s/ Jason Harrison

By:   Jason Harrison

Title:  Clerk

GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.